Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2023 RESULTS

May 12, 2023 (PRIME NEWSWIRE) - Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American LLC: GENC) announced today net revenues of $30,501,000 for the quarter ended March 31, 2023 compared to $30,654,000 for the quarter ended March 31, 2022. Gross profit margins for the quarter ended March 31, 2023 were 29.8% compared with 20.2% for the quarter ended March 31, 2022 on increased efficiency, absorption and favorable price realization.

Product engineering and development expenses decreased $46,000 to $874,000 for the quarter ended March 31, 2023, as compared to $920,000 for the quarter ended March 31, 2022, primarily related to reduced headcount. Selling, general and administrative (“SG&A”) expenses decreased by $302,000 to $3,062,000 for the quarter ended March 31, 2023, compared to $3,364,000 for the quarter ended March 31, 2022. The decrease in SG&A expenses was primarily due to lower headcount and reduced professional expenses.

Operating income increased from $1,908,000 for the quarter ended March 31, 2022 to $5,161,000 for the quarter ended March 31, 2023, due to improved gross profit margins and reduced operating expenses.

For the quarter ended March 31, 2023, the Company had net non-operating income of $1,257,000 compared to net non-operating expense of $(1,329,000) for the quarter ended March 31, 2022. Interest and dividend income, net of fees, was $565,000 for the quarter ended March 31, 2023 as compared to $296,000 in the quarter ended March 31, 2022. In January 2023, the Company reallocated its investments in equities and mutual funds to fixed income, government securities which resulted in the increased interest income for the quarter ended march 31, 2023. The net realized and unrealized gains on marketable securities were $692,000 for the quarter ended March 31, 2023 versus net realized and unrealized losses of $(1,488,000) for the quarter ended March 31, 2022. The higher gains in fiscal 2023 were due to a stronger domestic stock market during the quarter ended March 31, 2023.

The effective income tax rate for the quarter ended March 31, 2023 was 24.1% versus 24.2% for the quarter ended March 31, 2022. Net income for the quarter ended March 31, 2023 was $4,873,000, or $0.33 per diluted share, compared with a net income of $439,000, or $0.03 per diluted share for the quarter ended March 31, 2022.

For the six months ended March 31, 2023 the Company had net revenue of $56,327,000 and net income of $8,349,000 ($0.57 per diluted share) versus net revenue of $50,760,000 and net income of $165,000 ($0.01 per diluted share) for the six months ended March 31, 2022.

At March 31, 2023, the Company had $106,313,000 of cash and marketable securities compared to $98,881,000 at September 30, 2022. Net working capital was $159,824,000 at March 31, 2023. The Company had no short-term or long-term debt outstanding at March 31, 2023.

The Company’s backlog was $34.7 million at March 31, 2023 compared to $44.9 million at March 31, 2022.

Marc Elliott, Gencor’s President, commented, “I am pleased to report that our company achieved another successful quarter. Q2 2023 revenues were comparable to the same period last year; however, we increased our gross margins by 960 basis points, resulting in improved operating income. This improvement was primarily the result of optimization in our manufacturing processes, and positive pricing and overall cost reduction efforts.

Despite the challenges with supply chain disruptions and volatile pricing in certain materials, we remained steadfast in our commitment to effective cost management, manufacturing excellence, and customer service.

I am also proud to report that we had a strong showing at the recent ConExpo-Con/Agg show in March, with higher-than-normal attendance and strong interest in our innovative products. We are well-positioned to capitalize on this success and anticipate continued opportunities going forward.

I am grateful to our hardworking employees who remain committed to our mission of delivering high-quality products and services, and to our loyal customers and dedicated shareholders for their ongoing support of Gencor.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Income Statements

(Unaudited)

	For the Quarters Ended March 31,		For the Six Months Ended March 31,
	2023	2022	2023	2022
Net revenue	$30,501,000	$30,654,000	$56,327,000	$50,760,000
Cost of goods sold	21,404,000	24,462,000	41,415,000	40,863,000

Gross profit	9,097,000	6,192,000	14,912,000	9,897,000

Operating expenses:
Product engineering and development	874,000	920,000	1,771,000	2,269,000
Selling, general and administrative	3,062,000	3,364,000	5,861,000	6,763,000

Total operating expenses	3,936,000	4,284,000	7,632,000	9,032,000

Operating income	5,161,000	1,908,000	7,280,000	865,000

Other income (expense), net:
Interest and dividend income, net of fees	565,000	296,000	1,058,000	573,000
Net realized and unrealized gains (losses) on marketable securities, net	692,000	(1,488,000)	2,654,000	(1,065,000)
Other	—	(137,000)	—	(137,000)

Total other income (expense), net	1,257,000	(1,329,000)	3,712,000	(629,000)

Income before income tax expense	6,418,000	579,000	10,992,000	236,000
Income tax expense	1,545,000	140,000	2,643,000	71,000

Net income	$4,873,000	$439,000	$8,349,000	$165,000

Basic income per common share	$0.33	$0.03	$0.57	$0.01

Diluted income per common share	$0.33	$0.03	$0.57	$0.01

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

ASSETS	March 31, 2023	September 30, 2022
Current assets:
Cash and cash equivalents	$18,462,000	$9,581,000
Marketable securities at fair value (cost of $88,987,000 at March 31, 2023 and $94,879,000 at September 30, 2022)	87,851,000	89,300,000
Accounts receivable, less allowance for doubtful accounts of $528,000 at March 31, 2023 and $370,000 at September 30, 2022	7,178,000	2,996,000
Costs and estimated earnings in excess of billings	—	2,118,000
Inventories, net	63,803,000	55,815,000
Prepaid expenses and other current assets	2,613,000	2,669,000

Total current assets	179,907,000	162,479,000

Property and equipment, net	13,114,000	13,491,000
Deferred and other income taxes	1,882,000	2,893,000
Other long-term assets	594,000	450,000

Total Assets	$195,497,000	$179,313,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,507,000	$4,251,000
Customer deposits	12,323,000	5,864,000
Billings in excess of costs and estimated earnings	703,000	—
Accrued expenses	2,157,000	1,885,000
Current operating lease liabilities	393,000	390,000

Total current liabilities	20,083,000	12,390,000
Non-current operating lease liabilities	148,000	6,000

Total liabilities	20,231,000	12,396,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,338,845 shares issued and outstanding at March 31, 2023 and September 30, 2022	1,234,000	1,234,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at March 31, 2023 and September 30, 2022	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	161,210,000	152,861,000

Total shareholders’ equity	175,266,000	166,917,000

Total Liabilities and Shareholders’ Equity	$195,497,000	$179,313,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors, including the financial condition of the Company’s customers, central bank interest rate increases and inflation, changes in the economic and competitive environments, demand for the Company’s products, the duration and scope of the coronavirus (“COVID-19”) pandemic, actions government entities and businesses take in response to the COVID-19 pandemic, including mandatory business closures, the impact of the pandemic and actions taken on regional economies, and the pace of recovery when the COVID-19 pandemic subsides. In addition, on February 24, 2022, Russian forces invaded Ukraine. The impact to Ukraine as well as actions taken by other countries, including new and stricter sanctions imposed by the U.S. and other countries and companies against officials, individuals, regions, and industries in Russia, and actions taken by Russia and certain other countries in response to such sanctions, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2022: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000